Exhibit 99.1

Portillo’s Announces Appointment of Paulette Dodson to Board of Directors

Seasoned legal executive to provide strategic guidance to fast-casual restaurant concept.

CHICAGO, December 23, 2021 – Portillo’s (NASDAQ: PTLO), the fast-casual restaurant concept known for its menu of unrivaled Chicago street food, today announced the appointment of Paulette Dodson, General Counsel and Corporate Secretary at Alight Solutions, to the Portillo’s Board of Directors, effective immediately.

“Paulette is a strategic leader and talented legal mind who brings a wealth of knowledge and a passion for our iconic brand,” said Mike Miles, Portillo’s Chairman of the Board of Directors. “We’re very excited to welcome her to the Portillo’s board.”

Ms. Dodson is an experienced legal executive who has spent more than 30 years as a trusted advisor to CEOs and the boards of directors of Fortune 500 companies and large privately held companies. She presently serves as an active member of three other Illinois-based organizations: Better Government Association, United Way of Metro Chicago and Mather Lifeways. Currently, Ms. Dodson is General Counsel and Corporate Secretary for Alight – a leading cloud-based provider of integrated digital human capital and business solutions – where she provides strategic advice and legal expertise on matters related to board governance, mergers and acquisitions and corporate compliance. Prior to this, Ms. Dodson served as Senior Vice President, General Counsel and Corporate Secretary for American pet supplier PetSmart and as Senior Vice President, General Counsel and Corporate Secretary, among other roles, for packaged baked goods company Sara Lee Corporation. Ms. Dodson received her Bachelor of Arts degree in Urban Legal Studies from City College of New York, and a Juris Doctor degree from Cornell University.

“I look forward to working with the Portillo’s management and other board members to support the continued growth of Portillo’s, a beloved icon of family, greatness, energy and fun,” said Paulette Dodson.

About Portillo’s

In 1963, Dick Portillo invested $1,100 into a small trailer to open the first Portillo’s hot dog stand in Villa Park, IL, which he called “The Dog House.” Years later, Portillo’s has grown to include restaurants in nearly 70 locations across nine states. Portillo’s is best known for its Chicago-style hot dogs, Italian beef sandwiches, char-grilled burgers, fresh salads and famous chocolate cake. Portillo’s Home Kitchen is the company’s fast-growing catering business. Portillo’s also ships food to all 50 states via its website.

Investor Contact:

Fitzhugh Taylor of ICR

Investors@portillos.com

Media Contact:

ICR, Inc.

PortillosPR@icrinc.com